SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                               Source Media, Inc.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    836153304
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                                 (CUSIP Number)

                                 March 10, 2000
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             (Date of Event which Requires Filing of this Statement)

Ernst Mueller-Moehl                             Daniel A. Wuersch, Esq.
c/o Actieninvest AG                             Wuersch & Gering LLP
Weinplatz 10                                    11 Hanover Square, 21st Floor
8022 Zurich                                     New York, NY  10005
Switzerland                                     (212) 509-5050
011-41-1-212-4022

                  (Name & Address & Telephone Number of Person
                Authorized to Receive Notices and Communications)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 836153304               SCHEDULE 13G                 Page 2 of 5 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Dr. Ernst Mueller-Moehl

      S.S. or I.R.S. Identification No. of Above Person

            Not applicable
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Switzerland
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                  5     SOLE VOTING POWER

                        1,025,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              1,025,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,025,000
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.50%
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12    TYPE OF REPORTING PERSON*

      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:

               Source Media, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               5400 LBJ Freeway, Suite 680
               Dallas, TX 75231

Item 2(a).     Name of Person Filing:

               Dr. Ernst Mueller-Moehl

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               c/o Actieninvest AG
               Weinplatz 10
               8022 Zurich
               Switzerland

Item 2(c).     Citizenship: Switzerland

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number: 836153304

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under section 15 of the Act
      (b)   |_|   Bank as defined in section 3(a)(6) of the Act
      (c)   |_|   Insurance Company as defined in section 3(a)(19) of the Act
      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act
      (e)   |_|   Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940
      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;
      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership (As of March 10, 2000).

            (a)   Amount Beneficially Owned: 1,025,000

            (b)   Percent of Class: 7.50%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote

                        1,025,000

                  (ii)  shared power to vote or to direct the vote

                        0

                  (iii) sole power to dispose or to direct the disposition of

                        1,025,000

                  (iv)  shared power to dispose or to direct the disposition of

                         0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.     Identification and Classification of Members of the Group.

               Actieninvest AG
               Corporation

Item 9.     Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Dated:


                                        By: /s/ Ernst Mueller-Moehl
                                            ------------------------------------
                                            Dr. Ernst Mueller-Moehl


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